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                                                                   Exhibit 10.32


                                  EXPENSE AGREEMENT


     THIS EXPENSE AGREEMENT is made as of the ____ day of June, 1998, by and between DARTFORD PARTNERSHIP L.L.C. ("DARTFORD"), a Delaware limited liability company, and AURORA FOODS INC., a Delaware corporation (the "COMPANY").


                                 W I T N E S S E T H:

     WHEREAS, the Company and Dartford desire to set forth their understanding with respect to the reimbursement by the Company of certain amounts that may be incurred, paid or payable by Dartford with respect to corporate headquarters expenses.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. TERM. The Company hereby agrees to pay to Dartford during the period (the "TERM") beginning on the date hereof (the "EFFECTIVE DATE") and, subject to
Section 3 hereof, ending on the Termination Date (as defined below), the amounts set forth herein, as reimbursement for certain expenses incurred or to be incurred by Dartford in providing corporate headquarters space for the Company and in operating the Company's corporate headquarters office. "TERMINATION DATE" shall mean the earlier to occur of (i) the second anniversary of the Effective Date or (ii) the date on which Ian R. Wilson is no longer employed by the Company as its Chief Executive Officer. Notwithstanding the foregoing, in the event Ian R. Wilson is no longer employed by the Company as its Chief Executive Officer but the Company requests that Dartford provide, and Dartford agrees to provide, certain administrative or managerial services to the Company, the Company and Dartford agree to negotiate the terms under which Dartford will provide such services, with such terms to be mutually acceptable to the Company and Dartford.

     2. PAYMENTS TO DARTFORD. Subject to the terms and conditions hereof, during the Term the Company shall pay to Dartford the amount of Eight Hundred Thousand Dollars ($800,000) per annum, payable in advance in quarterly installments on the first day of each calendar quarter (January 1, April 1, July 1 and October 1) in the amount of Two Hundred Thousand Dollars ($200,000) per quarterly installment or PRO RATA amount for any period shorter than a calendar quarter, with such installments to be paid by wire transfer in immediately available funds to such bank account or person as Dartford may direct the Company from time to time. The amounts payable to Dartford under this Agreement are fixed and will not be increased or decreased in the event that the actual expenses incurred by Dartford in operating the Company's headquarters office are greater than or less than $800,000 per annum, as the case may be.


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     3.   EARLY TERMINATION.  Prior to the expiration of the Term hereunder, the
Company shall have the right to terminate this Agreement by 30 days prior written notice to Dartford; PROVIDED, that in the event of any such termination by the Company, the Company shall pay to Dartford an amount (the "EARLY TERMINATION AMOUNT") equal to the aggregate amount that would have been paid to Dartford under Section 2 hereof for the remainder of the Term as if no early termination by the Company had been made. The Early Termination Amount shall be payable in full by the Company to Dartford on the effective date of any such early termination by the Company.

     4. NOTICES. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by overnight courier or by hand or if mailed first class, certified mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

          If to Dartford:

          Dartford Partnership L.L.C.
          456 Montgomery Street, Suite 2200
          San Francisco, CA   94104

          Attention:  IAN R. WILSON

          If to the Company:

          Aurora Foods Inc.
          456 Montgomery Street, Suite 2200
          San Francisco, CA  94104

          Attention:  CHIEF EXECUTIVE OFFICER

Addresses may be changed by a notice in writing in accordance with the provisions of this Section 4.

     5. MISCELLANEOUS. This Agreement shall be construed and enforced in accordance with, and shall be governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof including, without limitation, the Management Services Agreement dated December 31, 1996 between Aurora Foods Inc. (f/k/a MBW Foods, Inc.) and Dartford and the Amended and Restated Management Services Agreement dated July 9, 1996 between Van de Kamp's, Inc. and Dartford, both of which agreements have been terminated as of the Effective Date. This Agreement may not be modified or amended, and no term or provision hereof may be waived or discharged, except in a writing signed by the party against which such modification, amendment, waiver or


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discharge is sought to be enforced.  This Agreement cannot be assigned
(including without limitation by merger or otherwise by operation of law) by either party hereto. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in several counterparts of original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                   DARTFORD PARTNERSHIP L.L.C.



                                   By:
                                      -------------------------------
                                      Name:
                                      Title:


                                   AURORA FOODS INC.



                                   By:
                                      -------------------------------
                                      Name:
                                      Title:








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